COMPANY CONTACT: Roger S. Hendriksen (419) 427-4768	FOR IMMEDIATE RELEASE November 8, 2006

Cooper Tire & Rubber Company Reports
Third Quarter Results

Findlay, Ohio, November 8, 2006 — Cooper Tire & Rubber Company (NYSE:CTB) today reported consolidated net sales of $716 million for the three-month period ended September 30, 2006, up more than 28 percent compared to the same period a year ago. The increase was driven largely by the operations of Cooper Chengshan (Shandong) Passenger Tire Co., Ltd., and Cooper Chengshan (Shandong) Tire Company, Ltd. in China, of which the Company acquired controlling interests effective February 4, 2006. Improved sales volume in Europe and improved product pricing and mix in both North America and Europe also contributed to the increase in revenue.

While revenue increased, operating results for the quarter were negatively impacted by several significant factors. These include: $10 million in unabsorbed overhead due to reduced production levels associated with the Company’s continued efforts to reduce inventory in North America; $5 million in severance costs relating to the former CEO; and $2 million in restructuring expense associated with the closure of the Company’s manufacturing facility in Athens, GA., and the reorganization of the management structure of Cooper Tire Europe. Including these items and the impact of increasing raw material costs, the Company incurred an operating loss of $7 million during the quarter. This was down compared to operating income of $14 million in the third quarter of 2005 but a sequential improvement when compared to the operating loss of $26 million incurred in the second quarter of 2006.

The Company recorded an income tax expense of $7 million for the quarter. This expense includes a tax benefit of $8 million on a loss before taxes from continuing operations of $17 million. The tax expense for the quarter also includes $4 million in net favorable adjustments resulting primarily from changes in the Company’s estimates of tax credits and deductible items, and a $19 million valuation allowance to reduce deferred tax assets to amounts more likely to be realized.

Including this tax adjustment, the restructuring charges and severance expense for the former CEO, the Company recorded a net loss of $25 million, or 41 cents per share in the quarter.

For the nine month period ended September 30, 2006, the Company recorded sales of $1.9 billion, up 22 percent compared to the same period a year ago, and generated an operating loss of $38 million and a net loss of $51 million.

North American Tire Operations

Cooper’s North American Tire operations reported sales of $552 million in the third quarter of 2006, up 8 percent compared to sales in the third quarter of 2005. This increase is attributable to improved pricing and mix as well as a small improvement in tire unit sales. The increase in tire sales was partially offset by the Oliver Rubber Division’s discontinuation of sales of custom mixed rubber products to an automotive customer.

The Company’s North American Tire operations continued to gain share during the quarter. The Rubber Manufacturers Association (RMA) reported preliminary light vehicle replacement tire shipments were down about 2 percent in the third quarter. Cooper’s total light vehicle tire shipments were up slightly compared to the same period last year. Performance, ultra-high performance and SUV tires were the product categories that showed the greatest increases.

Operating results for North American Tire operations declined year over year as a result of several key operating factors. In addition to the $10 million in unabsorbed overhead from temporary plant shutdowns to reduce inventory, higher raw material costs further reduced operating profit by $34 million. Products liability expense was $5 million higher and increased scrap resulting from a recall of certain products produced in the segment’s Albany, GA plant during the quarter reduced operating profit by $4 million. These were partially offset by improved pricing.

In total, North American Tire operations incurred an operating loss of $3 million in the third quarter, down compared to the operating profit of $16 million generated in the third quarter of 2005 but up sequentially from the operating loss of $30 million incurred in the second quarter of 2006. In the first nine months of 2006, the segment incurred an operating loss of $39 million compared to operating profit of $24 million in the same period a year ago.

The North American Tire segment was successful in reducing inventory by 1.3 million tires during the quarter, generating $53 million in cash.

International Tire Operations

The Company’s International Tire operations reported sales of $193 million in the quarter, an increase of 152 percent compared to the third quarter of 2005.

The acquisition of the Cooper Chengshan operations contributed $108 million in sales during the period. Sales for Cooper Europe reached $80 million, up more than 14 percent compared to the same period last year. The increase in European sales was the result of approximately 3 percent higher unit volume, the impact of price increases to offset higher raw material costs, and favorable currency exchange rates. Total unit sales for International Tire operations increased by more than 130 percent during the quarter compared to the third quarter of 2005.

Operating profit for the International segment was $3 million compared to essentially break-even operating results in the third quarter of 2005. Cooper Chengshan added more than $6 million in operating profit. Improved pricing and mix in Europe added $8 million and higher unit volume added $2 million. These were partially offset by higher raw material costs, expenses related to the startup of Asian operations, and higher utility and other plant costs.

For the first nine months of the year, the Company’s International Tire operations recorded sales of $504 million and operating profit of $14 million compared to $239 million in sales and $3 million in operating profit in the same period a year ago.

Management Commentary

Commenting on the quarter’s results, Cooper’s interim Chief Executive Officer Byron Pond said, “This was a tough quarter with some of the operating challenges and continued dramatic raw material cost increases we faced. It was made even tougher with some of the unusual expenses we incurred. But excluding those non-recurring items, you can see signs that we are headed in the right direction.

“Our team did a great job in driving sales higher in a weak market, and we are pleased with that. But more importantly, we remained focused on our goals of reducing inventory, reducing complexity, and reducing costs. We made solid progress toward our goal of reducing inventory by $100 million. We have clearly identified projects which could yield $34 million of the $70 million cost cutting goal announced in September. And we have already implemented projects that will drive $35 million of our $100 million profit improvement goal.

“Even with all of this activity, we did make some sequential improvement on the operating line during the quarter. But there is a lot more work to be done and we have defined plans in place to accomplish much more.”

Outlook

The Company plans to continue implementation of projects to reduce inventory, cut costs, and improve operating profit. Most of these key projects have been approved for implementation and will be completed throughout 2007. The implementation of these projects may, in some cases, be temporarily disruptive to normal operations. However, each project has a short payback and the Company is confident that the combination of initiatives planned will improve overall efficiency and profitability.

Spot market prices of several key commodities declined during the third quarter which, based on the Company’s purchasing patterns and contracts, should lead to sequentially lower raw material costs in the fourth quarter. The Company anticipates a sequential decline of approximately 2 percent in its overall raw materials index in the fourth quarter. However, on a year-over-year basis, the fourth quarter index is expected to be nearly 11 percent higher than the fourth quarter of 2005. The Company expects greater stability in raw material prices in 2007.

“We are confident in the direction we are heading and our outlook calls for steady but modest improvement in the fourth quarter,” Pond said. “The current trends in raw materials will help but our success will ultimately depend on the execution of our plans. The entire Cooper team is committed to getting this job done and returning our company to profitability as soon as possible.”

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11:00 a.m. Eastern time. Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s web site at www.coopertire.com.

Company Description

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 59 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents that currently exist;

•	increased competitive activity, including the inability to obtain and maintain price increases to offset higher production or material costs;

•	the failure to achieve expected sales levels;

•	consolidation among the Company’s competitors and customers;

•	technology advancements;

•	fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources;

•	changes in interest and foreign exchange rates;

•	increases in pension expense resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions;

•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act;

•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;

•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers;

•	litigation brought against the Company;

•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;

•	the inability of the Company to execute the cost reduction/Asian strategies outlined for the coming year;

•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;

•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions; and

•	the failure of the Company to achieve the full cost reduction and profit improvement targets set forth in a presentation made by senior management and filed on Form 8-K on September 7, 2006.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

(Statements of income and balance sheets follow...)

Cooper Tire & Rubber Company
Consolidated Statements of Income
(Dollar amounts in thousands except per share amounts)
	Quarter Ended			Nine Months Ended
	September 30			September 30
	2005		2006	2005	2006
Net sales	$557,795		715,795	$1,582,782	1,937,162
Cost of products sold	502,369		664,257	1,440,764	1,812,827

Gross profit	55,426		51,538	142,018	124,335
Selling, general and administrative	41,631		56,144	121,929	150,960
Adjustment to class action warranty	(277)		—	(277)	—
Restructuring charges	—		2,715	—	10,927

Operating profit (loss)	14,072		(7,321)	20,366	(37,552)
Interest expense	13,545		12,964	41,475	35,361
Interest income	(3,857)		(2,064)	(13,991	(7,132)
Debt extinguishment	1,328		—	10,403	(77)
Dividend of unconsolidated subsidiary	—		—	—	(4,286)
Other income — net	1,296		(1,704)	(238)	(1,574)

Income (loss) from continuing operations
before income taxes	1,760		(16,517)	(17,283	(59,844)
Income tax benefit (expense)	(2,846)		(6,878)	8,732	11,530

Income (loss) from continuing operations
before minority interests	(1,086)		(23,395)	(8,551	(48,314)
Minority interests	11		(1,483)	14	(4,953)

Loss from continuing operations	(1,075)		(24,878)	(8,537	(53,267)
Income (loss) from discontinued operations,
net of income taxes	235		(115)	6,032	2,389

Net loss	$(840)		$(24,993)	$(2,505)	$50,878)

Basic earnings (loss) per share
Loss from continuing operations	$(0.02)		$(0.41)	$(0.13)	$(0.87)
Income from discontinued operations	$0.00		$(0.00)	$0.09	$0.04

Net loss	$(0.01)	*	$(0.41)	$(0.04)	$(0.83)
Diluted earnings (loss) per share
Loss from continuing operations	$(0.02)		$(0.41)	$(0.13)	$(0.87)
Income from discontinued operations	$0.00		$(0.00)	$0.09	$0.04

Net loss	$(0.01)	*	$(0.41)	$(0.04)	$(0.83)
Weighted average shares outstanding
Basic	61,292		61,339	64,440	61,336
Diluted	61,292		61,339	64,440	61,336
Depreciation	$26,695		$34,125	$79,046	$98,259
Amortization	$1,791		$1,349	$3,969	$4,007
Capital expenditures	$38,894		$50,012	$128,012	$126,606
Segment information
Net sales
North American Tire	$508,756		$551,681	$1,430,484	$1,510,980
International Tire	76,539		192,659	238,869	503,636
Eliminations	(27,500)		(28,545)	(86,571	(77,454)
Segment profit (loss)
North American Tire	16,278		(3,285)	24,060	(39,092)
International Tire	67		3,137	2,784	14,262
Eliminations	(114)		1,673	(692	(681)
Unallocated corporate charges and eliminations	(2,159)		(8,846)	(5,786	(12,041)
******************************
CONSOLIDATED BALANCE SHEETS
	Sept 30, 2005		Sept 30, 2006
Assets
Current assets:
Cash and cash equivalents	$405,262		$105,137
Short-Term Investments	41,810		—
Accounts receivable	378,304		468,753
Inventories	343,669		424,018
Other current assets	26,409		34,279
Deferred income taxes	28,022		12,971

Total current assets	1,223,476		1,045,158
Property, plant and equipment	775,227		983,744
Goodwill	48,172		60,706
Restricted cash	12,240		13,243
Intangibles and other assets	349,676		359,930

	$2,408,791		$2,462,781

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable	$189		$110,850
Payable to non-controlling owner	—		54,159
Trade payables and accrued liabilities	323,693		399,113
Income taxes	1,159		1,832
Liabilities of discontinued operations	3,528		4,460

Total current liabilities	328,569		570,414
Long-term debt	673,619		513,013
Postretirement benefits other than pensions	179,392		190,503
Other long-term liabilities	197,115		228,447
Long-term liabilities of discontinued operations	22,248		8,827
Deferred income taxes	42,334		12,971
Minority interests	4,964		60,578
Stockholders’ equity	960,550		878,028

	$2,408,791		$2,462,781

* Amounts do not add to due rounding
These interim statements are subject to year-end adjustments
Certain amounts from 2005 have been reclassed to conform to 2006 presentation